UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2016

Constant Contact, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33707	04-3285398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the special meeting of stockholders held on January 21, 2016 (the “Special Meeting”), the stockholders of Constant Contact, Inc. (the “Company”) voted on the proposals set forth below. The proposals are described in detail in the Company’s definitive proxy statement filed with the SEC on December 9, 2016 (the “Proxy Statement”). The final voting results regarding each proposal are set forth below. As of December 8, 2015, the record date for the Special Meeting, there were 32,213,542 shares outstanding and entitled to vote at the Special Meeting. At the Special Meeting, there were 25,786,117 shares represented in person or by proxy, which number constituted a quorum.

Proposal 1: To adopt the Agreement and Plan of Merger, dated as of October 30, 2015, as it may be amended from time to time (the “Merger Agreement”) by and among the Company, Endurance International Group Holdings, Inc. (“Endurance”), and Paintbrush Acquisition Corporation (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Endurance (the “Merger”) and the conversion of each share of the Company’s common stock, other than the shares of the Company’s common stock held by the Company, Endurance, Merger Sub or any of their respective wholly owned subsidiaries, or held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 of the Delaware General Corporation Law, into the right to receive $32.00 in cash, without interest.

For	Against	Abstain	Broker Non-Votes
25,582,520	162,293	41,304	0

Based on the votes set forth above, the Merger Agreement was duly adopted by the stockholders.

Proposal 2. To approve, by a non-binding advisory vote, the compensation arrangements, as disclosed in the Proxy Statement, that may be payable to the Company’s named executive officers in connection with the completion of the Merger (the “Merger-Related Compensation”)

For	Against	Abstain	Broker Non-Votes
24,885,305	773,938	126,874	0

Based on the votes set forth above, the Merger-Related Compensation was approved by the stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.

Date: January 21, 2016	By:	/s/ Robert P. Nault
Robert P. Nault
Senior Vice President, General Counsel and Secretary